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                                                                   EXHIBIT 10.42


                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made and entered into as of March 1, 2000, by and among Perot Systems Corporation, a Delaware corporation ("PSC"), PSSC Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of PSC ("Acquisition Sub"), Solutions Consulting Inc., a Pennsylvania corporation (the "Company"), Mark G. Miller (the "Principal Shareholder"), and Sanford B. Ferguson ("SBF").

                                   BACKGROUND

         The Company and the Principal Shareholder are referred to collectively as the "Sellers," and PSC and Acquisition Sub are referred to collectively as the "Buyers."

         The Company desires to sell substantially all of the assets used in the business of the Company to Acquisition Sub, and Acquisition Sub desires to purchase such assets from the Company, on the terms and subject to the conditions set forth in this Agreement.

         The Principal Shareholder will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and Buyers have required that the Principal Shareholder enter into this Agreement as a condition to PSC's and Acquisition Sub's execution of this Agreement.

         THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I
                               PURCHASE OF ASSETS

         1.1 Purchase of Assets. At the Closing (as defined in Section 1.6), the Company agrees to sell, transfer, assign, and deliver to Acquisition Sub the Assets (as defined below), and Acquisition Sub agrees to purchase and take the Assets, on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section 1.2, the term "Assets" means all tangible and intangible assets used in the business of the Company, including without limitation, all cash, accounts receivable, inventory, materials, equipment, real property, fixtures, furnishings, leasehold rights, leasehold improvements, vehicles, prepaid assets, contract rights (including, without limitation, insurance policies other than builder's risk insurance, directors and officers insurance, roll-off policies), licenses, permits, customer, prospect and marketing lists, sales data, records, computer software and software licenses, proprietary information, intellectual property, trade secrets, trademarks and trade names (including all rights to the name "Solutions Consulting"), copyrights, goodwill associated with the business and assets of the Company, material and manufacturing specifications, drawings and designs


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owned by the Company or acquired by the Company after the date of this Agreement and prior to the Closing, and specifically including (without limitation):

                  (a) all assets listed on Schedule 2.4(a) as being owned by the Company;

                  (b) all assets reflected on the Latest Balance Sheet (as defined in Section 2.8) or acquired by the Company after the date of the Latest Balance Sheet, except those sold for full value to unaffiliated Persons (as defined in Section 2.12) in the ordinary course of business of the Company after the date of the Latest Balance Sheet and the Headquarters Building (as defined in Section 4.21) if sold pursuant to Section 4.21;

                  (c) the Registered Intellectual Property (as defined in
         Section 2.21); and

                  (d) all rights of the Company under non-competition, confidentiality, and similar agreements.

         1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, the Assets will exclude the following (the "Excluded Assets"):

                  (a) $150,000 of cash to be retained by the Company at the Closing (the "Reserve");

                  (b) the Company's rights under this Agreement and the other Seller Documents (as defined in Section 2.2), including, without limitation, the consideration to be paid to the Company hereunder;

                  (c) the Company's 401(k) Profit Sharing Plan (the "401(k) Plan") and the Company's Employee Stock Ownership Plan (the "ESOP"); and

                  (d) the minute books, corporate seal, and stock records of the Company.

         1.3 Assumed Liabilities. Acquisition Sub will assume the direct or indirect debts, obligations, and liabilities of the Company of any nature, whether absolute, accrued, contingent, liquidated, or otherwise, and whether due or to become due, asserted, or unasserted, known or unknown, incurred through the Closing Date (as defined in Section 1.6) (collectively, "Liabilities") that are described below (the "Assumed Liabilities"):

                  (a) Liabilities as shown on the Latest Balance Sheet Date (as defined in Section 2.8) that remain at Closing;

                  (b) Liabilities incurred by the Company under (i) agreements entered into in the ordinary course of business of the Company prior to the Closing and (ii) the Material Agreements identified in Schedule 2.19(a)(i);


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                  (c) Liabilities arising from or related to the formation,
         qualification or operation of the 401(k) Plan or the ESOP (i) prior to the date hereof or (ii) incurred in the ordinary course of business of the Company from the date hereof through the Closing;

                  (d) Liabilities arising from the obligation of the Company to indemnify the Principal Shareholder in his capacity as a director and officer of the Company under the articles of incorporation and the bylaws of the Company as in effect on February 1, 2000 incurred as a director or officer other than Liability as a director or officer with respect to actions taken or omitted in connection with this Agreement and the other Seller Documents; and

                  (e) All Liabilities set forth on the Sellers' Disclosure Schedules (other than Liabilities relating to the Headquarters Building (as defined in Section 4.21)).

         1.4 Excluded Liabilities. Notwithstanding the terms of Section 1.3 or the other terms of this Agreement, the Assumed Liabilities will not include the following specifically identified Liabilities (collectively, the "Excluded Liabilities"):

                  (a) Liabilities associated with the operation of the 401(k) Plan and the ESOP other than those set forth in Section 1.3(c) above;

                  (b) any Liability arising out of or attributable to the operations of the Company after the Closing or the use of the Excluded Assets;

                  (c) any Liability associated with the Headquarters Building;
         and

                  (d) any other Liability that is not an Assumed Liability.

         1.5 Consideration. As consideration in full for the acquisition of the Assets from the Company, Acquisition Sub will assume the Assumed Liabilities and pay the Company the consideration referred to below, (collectively, the "Purchase Price"). The Purchase Price will be payable as follows:

                  (a) $72,100,000 of the Purchase Price will be paid at the Closing by wire transfer of immediately available funds (to accounts specified in writing by the Company to Acquisition Sub at least two days prior to the Closing); and

                  (b) 1,965,602 (the "Shares") of PSC's Class A common stock, $.01 par value per share (the "Common Stock"). The sale of the Shares will be subject to the Registration Statement (as defined in Section 4.16). The Shares will be listed on The New York Stock Exchange (the "NYSE"), and will be subject to transfer and trading restrictions contained in a lock-up agreement or otherwise set forth on the certificates representing the Shares, as contemplated by Section 4.22.


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         1.6 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement will take place at the offices of Hughes & Luce, L.L.P., 1717 Main St., Suite 2800, Dallas, Texas (or such other place as the parties may agree) at 10:00 a.m. local time on March 31, 2000, or at such other date, time, and place as is mutually agreed among the parties or, if all of the conditions to the obligations of the parties set forth in Article V have not been satisfied or waived by March 31, 2000 and there is no agreement among the parties, on the day that is two Business Days (as defined below) following the date on which all such conditions have been satisfied or waived (such date and time of closing being called the "Closing Date"). As used herein, the term "Business Day" means any day other than a Saturday, Sunday or Federal holiday.

         1.7 Closing Deliveries. At the Closing,

                  (a) PSC will cause the Acquisition Sub to pay the cash portion of the Purchase Price specified in Section 1.5(a) to the Company;

                  (b) PSC will cause the Acquisition Sub to deliver the Shares specified in Section 1.5(b) to the Company;

                  (c) the Company will execute and deliver to Acquisition Sub a Bill of Sale conveying the Assets to Acquisition Sub substantially in the form agreed by the parties on the date of this Agreement;

                  (d) the Company will execute and deliver to Acquisition Sub an Assignment of Intellectual Property conveying all registered patents, copyrights, trademarks, trade names, and service marks included within the Assets, substantially in the form of agreed by the parties on the date of this Agreement;

                  (e) Acquisition Sub and the Company will execute and deliver to one another an Assumption Agreement, substantially in the form agreed by the parties on the date of this Agreement;

                  (f) the Company will execute and deliver to Acquisition Sub any certificates of title necessary to effect or record the transfer of any vehicles or other Assets for which ownership is evidenced by a certificate of title;

                  (g) the Company will deliver to Acquisition Sub or otherwise make available the originals or copies of all of the Company's books, records, ledgers, disks, proprietary information, and other data and all other written or electronic depositories of information relating to the Assets; and

                  (h) Sellers and Buyers, as applicable, will execute and deliver the other Seller Documents (as defined in Section 2.2) and the other Buyer Documents (as defined in Section 3.2).


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                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Buyers as follows:

         2.1 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Pennsylvania and has full power to own its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified, or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such authorization, qualification, or licensing necessary except in those jurisdictions where failure to qualify would not have a material adverse effect on the Company or the Assets (a "Material Adverse Effect"). The Company is qualified to do business as a foreign corporation only in the jurisdictions set forth on Schedule 2.1. Set forth on Schedule 2.1 is a list of all assumed names under which the Company operates and all jurisdictions in which any of the assumed names are registered.

         2.2 Authority. Each of Sellers has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform under this Agreement and the other agreements, certificates, and instruments to be executed by any of them in connection with or pursuant to this Agreement (collectively, the "Seller Documents"). The execution, delivery, and performance by each of Sellers of each Seller Document to which any of them is a party has been duly authorized by all necessary action, corporate or otherwise, on the part of each such Seller and any security or equity holders of the Company. This Agreement has been, and at the Closing the other Seller Documents will be, duly executed and delivered by each Seller (to the extent each is a party thereto). This Agreement is, and each of the other Seller Documents will be, a legal, valid, and binding agreement of each Seller, enforceable against each Seller in accordance with their respective terms.

         2.3 Organic Documents. The Company has provided Buyers a true, correct, and complete copy of the Company's articles of incorporation, bylaws, minute books and stock record books.

         2.4 Title to Assets.

                  (a) Set forth in Schedule 2.4(a) is a complete list (including the street address, where applicable) of (i) all real property owned by the Company; (ii) all real property leased by the Company; and (iii) each vehicle owned or leased by the Company. The Company has provided Buyers with a true and materially correct copy of the detailed asset list of the Company.

                  (b) The Company has good and marketable title to all of the Assets (including Registered Intellectual Property (as defined in
         Section 2.21), but excluding the other Intellectual Property (as defined in Section 2.21)) and owns all of the Assets free and clear of any obligation, lien, claim, pledge, security interest, liability, charge, contingency, or other encumbrance or claim of any nature,


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         other than (i) statutory liens securing current taxes and other obligations that are not yet delinquent; (ii) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use and value of the Assets; and (iii) other matters described in Schedule 2.4(b) (collectively, "Liens"). The execution and delivery of the Seller Documents by the parties thereto at the Closing will convey to and vest in Acquisition Sub good and marketable title to the Assets, free and clear of any Liens except those described in
         Schedule 2.4(b). The Company holds a valid leasehold interest in all leased assets that are included within the Assets.

                  (c) The real property owned by the Company (the "Real Property") is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Company. Improvements included in the Assets were constructed in full compliance with, and remain in compliance with, all applicable laws, statutes, regulations, codes, covenants, conditions, and restrictions affecting the Real Property in all material respects. Except as disclosed on
         Schedule 2.4(c), final certificates of occupancy have been issued for the improvements on the Real Property permitting the existing use of such improvements. There are no actions pending or, to the Company's Knowledge (as defined in Section 7.10), threatened that would alter the current zoning classification of the Real Property or alter any applicable Laws, codes, covenants, conditions, or restrictions that would adversely affect the use of the Real Property in the Company's business. Sellers have not received notice from any insurance company or Governmental Body (as defined in Section 2.7) of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. To the Company's Knowledge, no fact or condition exists that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property. The Principal Shareholder is not a "foreign person" as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations.

         2.5 Sufficiency of Assets. The Assets, other than the Excluded Assets, constitute all assets material to the conduct of the business of the Company. The Assets will be sufficient to carry on the business of the Company after Closing without material interruption or disruption.

         2.6 No Violation. Except for the approval of the shareholders of the Company, and except as described in Schedule 2.6, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated by the Seller Documents, including without limitation the sale of the Assets to Acquisition Sub, will conflict with or result in the breach of any term or provision of, or violate or constitute a default under (or an event that with notice or lapse of time or both would constitute a breach or default), or result in the creation of any Lien on the Assets, or relieve any third


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party of any obligation to the Company, or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, Material Agreement (as defined in Section 2.19), Permit (as defined in Section 2.14), Law to which the Company is a party or by which the Company or the Assets is in any way bound or obligated. Except as described in Schedule 2.6, by closing the transactions contemplated hereby, the Company represents and warrants that all consents and approvals of its shareholders and its security or equity holders have been obtained. Except as described in Schedule 2.6, and except for any agreement, arrangement or understanding that is terminable without cause upon ninety (90) days or less notice, neither the Principal Shareholder, the Company, nor any other person having colorable authority to bind the Company or to enter into any obligation with respect to the Assets has entered into any agreement, arrangement or understanding that purports to grant to any Person any right to approve of, or consent to any transaction contemplated by this Agreement or that alters or accelerates any obligation of the Company or affecting the Assets upon the consummation of the transactions contemplated by this Agreement, except where the failure to obtain such approval or consent, or where any such alteration, acceleration of affect would not have a material adverse effect on the business of the Company.

         2.7 Governmental Consents. Except as set forth in Schedule 2.7, and except as required in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental or quasi-governmental agency, authority, commission, board, or other body (collectively, a "Governmental Body") is required on the part of Sellers in connection with the transfer of any Permits or other Assets to Acquisition Sub or any of the other transactions contemplated by the Seller Documents.

         2.8 Financial Statements.

                  (a) The Company has previously delivered to Buyers a true and complete copy of (i) the audited balance sheet of the Company (the "Latest Balance Sheet") as of December 31, 1999 (the "Latest Balance Sheet Date") and the related audited statements of operations and cash flow for the year then ended (collectively, the "1999 Financial Statements"), and (ii) the audited balance sheets of the Company as December 31, 1998 and 1997 and the related audited statements of operations and cash flow for the years then ended ((i) and (ii) collectively, the "Financial Statements"). Except as set forth on
         Schedule 2.8(a), the Financial Statements present fairly the financial condition of the Company at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"). Except as set forth on Schedule 2.8(a), the Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated in the Financial Statements. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect the transactions of, acquisitions, and dispositions of assets by, and incurrence of liabilities by the Company.


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                  (b) The Company has no Liabilities except for (i) Liabilities reflected on the Latest Balance Sheet, (ii) current liabilities incurred in the ordinary course of business of the Company after the Latest Balance Sheet Date, and (iii) obligations incurred in the ordinary course of business of the Company under the Material Agreements and under other agreements entered into by the Company in the ordinary course of business of the Company that are not included within the definition of Material Agreements set forth in Section 2.19, which Liabilities are not required by GAAP to be reflected in the Latest Balance Sheet.

                  (c) All accounts receivable reflected in the Latest Balance Sheet or included in the Assets arose in the ordinary course of business of the Company and are due and owing in the face amount thereof less any reserves reflected on the Latest Balance Sheet, and the Company has no reason to believe that such amounts are not substantially collectible in full in the ordinary course of business of the Company.

                  (d) Prior to the Latest Balance Sheet Date, the Company did not enter into any agreement in the ordinary course of its business that resulted in a Liability that is materially disadvantageous to the Company that is not reflected in the Latest Balance Sheet.

         2.9 Subsidiaries and Investments. Except as reflected on the Latest Balance Sheet, the Company does not own or hold any direct or indirect equity or debt interest or any form of proprietary interest in any other Person or option to acquire any such interest.

         2.10 Absence of Material Adverse Change. Since the Latest Balance Sheet Date, except as specifically contemplated by this Agreement and as disclosed in
Schedule 2.10, there has not been (a) any material adverse change in the condition (financial or otherwise), results of operations, business, assets, or Liabilities of the Company or with respect to the manner in which the Company conducts its business or operations; (b) any declaration, setting aside, or payment of any dividends or distributions in respect of any equity capital of the Company or any redemption, purchase, or other acquisition by the Company of any of its equity capital; (c) any payment or transfer of assets (including without limitation any distribution or any repayment of indebtedness) to or for the benefit of any security holder of the Company, other than compensation and expense reimbursements paid in the ordinary course of business of the Company;
(d) any revaluation by the Company of any of its assets, including, without limitation, the writing down or off of notes or accounts receivable, other than in the ordinary course of business of the Company; (e) any entry by the Company into any commitment or transaction outside of the ordinary course of business of the Company including, without limitation, incurring or agreeing to incur capital expenditures in excess of $100,000, individually or in the aggregate;
(f) any increase in indebtedness for borrowed money; (g) any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination, or threatened termination under any Material Agreement by the Company, or, to the Company's Knowledge, by any third party; (h) any change by the Company in its


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accounting methods, principles, or practices; (i) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers, employees, or consultants of the Company, except for annual merit increases in salaries or wages; (j) the termination of employment (whether voluntary or involuntary) of any officer or key employee of the Company or the termination of employment (whether voluntary or involuntary) of employees of the Company materially in excess of historical attrition in personnel; (k) any theft, condemnation, or eminent domain proceeding or any material damage, destruction, or casualty loss affecting any asset used in the business of the Company, whether or not covered by insurance; (l) any sale, assignment, or transfer of any asset used in the business of the Company, except sales of services in the ordinary course of business of the Company; (m) any waiver by the Company or the shareholders of the Company of any material rights related to the Company's business, operations, or assets; (n) any other transaction, agreement or commitment entered into or affecting the Company's business, operations, or assets, except in the ordinary course of business of the Company; or (o) any agreement or understanding to do or resulting in any of the foregoing.

         2.11 Taxes.

                  (a) Except as set forth in Schedule 2.11(a), all required federal, state, local, and other Tax (as defined in Section 2.11(b)) returns, notices, and reports (including without limitation income, property, sales, use, franchise, withholding, social security, and unemployment Tax returns) relating to or involving transactions with the Company have been accurately prepared and duly and timely filed, and all Taxes required to be paid by the Company with respect to the periods covered by any such returns have been timely paid or reserved for in the Financial Statements. No Tax deficiency has been proposed or assessed against the Company, and the Company has not executed any waiver of any statute of limitations on the assessment or collection of any Tax. No Tax audit, action, suit, proceeding, investigation, or claim is now pending or, to the Company's Knowledge, threatened against the Company, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with the Company's Tax returns or reports. Except as set forth in Schedule 2.11(a), the Company has withheld or collected from each payment made to each of its employees or contractors the full amount of all Taxes required to be withheld or collected therefrom and has paid the same to the proper Tax receiving officers or authorized depositaries. The Company is, and has been since October 1, 1994, a validly electing "S corporation" for purposes of the Internal Revenue Code of 1986, as amended (and its predecessor statutes) (the "Code"). The Company does not own any assets the sale of which would impose tax on the Company pursuant to section 1374 of the Code, and no taxes have ever been, or will be for periods through the Closing Date, imposed on the Company pursuant to section 1375 of the Code.


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                  (b) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties, or other amounts payable to any federal, state, local, or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, gift and gains taxes; (ii) customs, duties, imposts, charges, levies, or other similar assessments of any kind; and (iii) interest, penalties, and additions to Tax imposed with respect thereto.

         2.12 Litigation. Except as described in Schedule 2.12, there are no pending or, to the Company's Knowledge, threatened, lawsuits, administrative proceedings, or reviews, or formal or informal complaints or investigations by any individual, corporation, partnership, Governmental Body, or other entity (a "Person") against or that could result in any Liability of the Company or any of its directors, officers, employees, agents, or affiliates (in their capacities as such) or to which any of the Assets are subject or relating to the transactions contemplated by this Agreement or the consummation thereof. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction, or decree.

         2.13 Compliance with Laws. Except as set forth in Schedule 2.13, the Company is currently complying with and has at all times complied with each applicable statute, law, ordinance, decree, order, rule, or regulation of any Governmental Body, including without limitation all federal, state, and local laws relating to zoning and land use, occupational health and safety, product quality and safety, and employment and labor matters (collectively, "Laws").

         2.14 Permits. The Company owns or possesses from each appropriate Governmental Body all right, title, and interest in and to all material permits, licenses, authorizations, approvals, quality certifications, franchises, or rights (collectively, "Permits") issued by any Governmental Body necessary to conduct the business of the Company, including without limitation, Permits associated with the construction of the Headquarters Building. Each of such Permits is described in Schedule 2.14 and is included within the Assets. No loss or expiration of any such Permit is, on account of the transactions contemplated by this Agreement or otherwise, pending or, to the Company's Knowledge, threatened other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business of the Company without lapsing.

         2.15 Environmental Matters.

                  (a) Without limiting the generality of the other representations and warranties set forth in this Article II, (i) the Company has conducted its business in compliance with all applicable Environmental Laws, including without limitation by having all Permits required under any Environmental Laws for the operation of the Company's business; (ii) none of the Real Property contains any Hazardous


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         Substance in amounts exceeding the levels permitted by applicable
         Environmental Laws; (iii) Sellers have not received any notices, demand letters, or requests for information from any Governmental Body or other Person indicating that the Company is or may be in violation of, or liable under, any Environmental Law or relating to any of the Assets or former assets of the Company; (iv) no reports have been filed, or are required to be filed, by (or relating to) the Company concerning the release or threatened release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law to or from any Real Property or as a result of any activity of Sellers; (vi) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or for or which are in the possession of Sellers relating to the activities of the Company or any of the Real Property that have not been delivered or disclosed to Buyer; (vii) there are no underground storage tanks on, in, or under any of the Real Property, and no underground storage tanks have been closed or removed from any of the Real Property; (viii) there is no asbestos present in any of the Real Property, and no asbestos has been removed from any of the Real Property; (ix) neither the Company nor any of the Assets are subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment, or claim asserted or arising under any Environmental Law; and
         (x) to the Company's Knowledge, no Hazardous Substance is present and there are no violations of any Environmental Laws involving property adjacent to the Real Property.

                  (b) As used in this Agreement, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, Permit, order, judgment, decree, requirement, or agreement with any Governmental Body relating to (i) the protection, preservation or restoration of the environment, (ii) the use, storage, generation, transportation, processing, production, release, or disposal of Hazardous Substances, or (iii) the protection or preservation of public health, in each case as amended and in effect on the date of the Closing.

                  (c) As used in this Agreement, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation, lead, or polychlorinated biphenyls.

         2.16 Employee Matters. The Company has delivered to Buyers as of the date of this Agreement a complete list of all current employees of the Company, including date of employment, and compensation. The Company has no collective bargaining, union, or labor agreements, contracts, or other arrangements with any group of employees, labor union, or employee representative and to the Company's Knowledge there is no organization effort currently being made or, to the Company's Knowledge, threatened by or on behalf of any labor union with respect to employees of the Company.

         2.17 Employee Benefit Plans.

                  (a) Set forth in Schedule 2.17(a) is a complete and correct list of all "employee benefit plans" (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), copies of which have been delivered to Buyers as of the date hereof, all plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit, or similar programs), and all other bonus, incentive, compensation, profit-sharing, stock, severance, retirement, health, life, disability, group insurance, employment, fringe benefit, or any other similar plan, agreement, policy, or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow, or other agreement related thereto, which (a) is maintained or contributed to by the Company, or with respect to which the Company has or may have any liability or (b) provides benefits, or describes policies or procedures applicable, to any director, former director, consultant, former consultant, officer, employee, former officer, or former employee of the Company, or the dependents of any thereof, regardless of whether funded (the "Employee Plans"). Except as set forth in the Latest Balance Sheet, the Company does not have any liability for accrued employee leave used for vacation, sick leave, urgent business, or other reasons. No written or oral representations have been made to any employee or former employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B). Except as set forth in Schedule 2.17(a), the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation due to any director, former director, consultant, former consultant, employee, officer, former employee, or former officer of the Company.

                  (b) With respect to each "employee benefit plan" (as defined in ERISA) maintained or contributed to, currently or in the past by Company or any ERISA Affiliate (as defined below), or with respect to which the Company or any ERISA Affiliate has liability (the "Controlled Group Plans"):

                           (i) there are no unfunded liabilities existing under
                  any Controlled Group Plan, and each Controlled Group Plan could be terminated as of the Closing Date with no liability to Buyer, the Company, or any ERISA Affiliate;

                           (ii) there is no Controlled Group Plan that is a
                  defined benefit plan (as defined in Section 3(35) of ERISA) or a multiemployer plan (as defined in Section 3(37) of ERISA); and

                           (iii) each such Controlled Group Plan has been
                  operated in compliance with ERISA, applicable tax qualification requirements, and all other applicable laws.

                  (c) With respect to each Employee Plan, the Company has furnished to Buyers a true, correct, and complete copy of (i) the plan documents and summary plan description; (ii) the most recent determination letter received from the Internal Revenue Service (if any); (iii) the annual reports required to be filed for the three most recent plan years of each such Employee Plan, or such shorter period as such Employee Plan has been in existence; (iv) all related trust agreements, insurance contracts, or other funding agreements that implement such Employee Plan; and (v) all other documents, records, or other materials related thereto requested by Buyers

                  (d) Neither the Company, any ERISA Affiliate, nor any plan fiduciary of any Employee Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Code Section 4975(c)(1)) that would subject the Company or PSC or Acquisition Sub to any taxes, penalties, or other liabilities resulting from such transaction.

                  (e) Except as set forth in Schedule 2.17(e), other than routine claims for benefits, there are no actions, suits, claims, audits, or investigations pending or threatened against, or with respect to, any of the Employee Plans or their assets; and all contributions required to be made to the Employee Plans have been made timely.

                  "ERISA Affiliate" means the Company, the Principal Shareholder and each corporation, partnership, or other trade or business, whether or not incorporated, which is or has been treated as a single employer or controlled group member with the Company pursuant to Section 414 of the Code or Section 4001 of ERISA.

         2.18 Ownership of the Company. The Company has provided to Buyers, in a writing that refers to this Section 2.18 and that is acknowledged by Buyers, a description of all ownership interests in the Company and indicates the record (and if beneficial ownership is, to the Company's Knowledge, different from record ownership, the beneficial ownership) of each such interest. Except as disclosed to Buyers in the writing referred to above, the Company has not issued or become obligated in any manner to issue options, warrants, convertible, or exchangeable securities or other rights, agreements, arrangements, or commitments obligating the Company, directly or indirectly, to issue, sell, purchase, acquire or otherwise transfer, or deliver any shares of capital stock of or other equity interest in the Company, or any agreement, document, instrument, or obligation convertible or exchangeable therefore that remain outstanding.

         2.19 Material Agreements.

                  (a) Schedule 2.19(a)(i) lists each agreement, arrangement and understanding (whether written or oral and including all amendments thereto) relating to the business of the Company to which the Company is a party or by which the Company or any of the Assets is bound that is material to the Company or the Assets (collectively, the "Material Agreements"), including without limitation the following: (i) agreements pursuant to which the Company sells or distributes any products or services and received revenues during the calendar year 1999; (ii) real estate leases; (iii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which the Company is, directly or indirectly, liable; (iv) capital or operating leases or conditional sales agreements relating to vehicles, equipment, or other Assets having an aggregate value in excess of $50,000; (v) agreements pursuant to which the Company is entitled or obligated to acquire any assets from a third party; (vi) insurance policies; (vii) employment, consulting, noncompetition, separation, collective bargaining, union, or labor agreements or arrangements; (viii) agreements with or for the benefit of any shareholder, director, officer, employee, or consultant (or any Person that, to the Company Knowledge, claims or has any basis to claim any rights as such) of Sellers or any affiliate or immediate family member thereof; (ix) licenses of computer software; (x) supply agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party having an aggregate value in excess of $50,000; (xi) any partnership, joint venture, consortium, or other similar arrangements or agreements; and (xii) any other agreement pursuant to which the Company could be required to make or entitled to receive aggregate payments or other aggregate value in excess of $50,000. Except as set forth in Schedule 2.19(a) and except for those Material Agreements that are terminable without cause upon ninety (90) days or less notice, the entering of the Seller Documents and the consummation of the transactions contemplated by the Seller Documents, without notice to or consent or approval of any Person, will not constitute a breach of, violation of, or default under any provision of any Material Agreement, except for any breach, violation or default as would not have a material adverse effect on the business of the Company.

                  (b) Schedule 2.19(b) identifies any Material Agreements that will be terminated at or prior to, or retained by the Company following the Closing.

                  (c) Sellers have provided to Buyers a copy of each written Material Agreement and a written summary of each oral Material Agreement. Except as described in Schedule 2.19(c), (i) each Material Agreement is valid, binding, and in full force and effect and enforceable against the Company and, to the Company's Knowledge, the other parties thereto in accordance with its terms; (ii) the Company has performed, in all material respects, all of its obligations under each Material Agreement, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of the Company or, to the Company's Knowledge, on the part of any other party under any Material Agreement; (iii) there has been no termination or notice of default or, to the Company's Knowledge, any threatened termination under any Material Agreement; and
         (iv) to the Company's Knowledge, no party to a Material Agreement intends to alter its relationship with the Company as a result of or in connection with the acquisition contemplated by the Seller Documents or has been threatened with bankruptcy or insolvency.

         2.20 Customers. Set forth in Schedule 2.20 is a complete list of each customer of the Company during the year ended December 31, 1999, and indicating the amount of revenues attributable to each customer during such year. Except as set forth in Schedule 2.20, none of the customers that accounted for more than $500,000 in revenues for the year ended December 31, 1999 (each a "Material Customer") has threatened to, or notified the Company of any intention to, terminate, or materially alter its relationship with the Company, and there has been no material dispute with a Material Customer since January 1, 1998. Except as set forth in Schedule 2.20, to the Company's Knowledge, there is no basis for any termination of the Company's contract with any Material Customer other than expiration of the stated term thereof.

         2.21 Intellectual Property Rights. Set forth in Schedule 2.21 is a complete list of all registered patents, trademarks, service marks, trade names, and copyrights owned by the Company (collectively, "Registered Intellectual Property"). The Company has used all Registered Intellectual Property and the other computer software and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names, brand names, inventions, processes, know-how, formulas, customer lists, technology, data, works of authorship and copyrights (collectively, "Intellectual Property") used by the Company without infringing on the rights of any Person. There is no pending or, to the Company's Knowledge, threatened infringement, interference, opposition, or similar action, suit, or proceeding by or against the Company or the Assets relating to the Registered Intellectual Property, nor, to the Company's Knowledge, except as set forth in Schedule 2.21, is there any basis therefor. Except as set forth in Schedule 2.21, no other Person is infringing the rights of the Company in any of its Registered Intellectual Property.

         2.22 Competing Interests. Except for investment in publicly-held entities (which investment does not exceed 5% of the issued and outstanding equity capital of such entities), neither the Principal Shareholder, nor to the Company's Knowledge, any immediate family member of the Principal Shareholder
(a) owns, directly or indirectly, an interest in any Person that is a competitor, customer, or supplier of the Company or that otherwise has material business dealings with the Company or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Company under, any Material Agreement or other business relationship or arrangement.

         2.23 Illegal Payments. Neither the Company nor the Principal Shareholder, nor, to the Company's Knowledge, any immediate family member of the Principal Shareholder has (a) used any funds of the Company for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

         2.24 Brokers. Neither Seller has incurred nor will it incur any liability for brokers' or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated by this Agreement.

         2.25 No Misrepresentations. In connection with the acquisition of the Assets, the Company has not knowingly or recklessly made any untrue statement of a material fact in this Article II or knowingly or recklessly omitted to state any material fact set forth in this Article II necessary to make any such representation, warranty, or statement, under the circumstances in which it is made, not misleading.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB

         Acquisition Sub represents and warrants to Sellers as follows:

         3.1 Organization. Each of PSC and Acquisition Sub is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

         3.2 Authority. Each of PSC and Acquisition Sub has all requisite power and authority to execute, deliver, and perform under this Agreement and the other agreements, certificates, and instruments to be executed by Buyers in connection with or pursuant to this Agreement (collectively, the "Buyer Documents"). The execution, delivery, and performance by each of PSC and Acquisition Sub of each Buyer Document to which it is a party have been duly authorized by all necessary action, corporate or otherwise, on the part of PSC and Acquisition Sub. This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by PSC and Acquisition Sub (to the extent each is a party thereto). This Agreement is, and each of the other Buyer Documents will be, a legal, valid, and binding agreement of PSC and Acquisition Sub, as the case may be, enforceable against PSC and Acquisition Sub in accordance with their respective terms.

         3.3 Stock Validity. The Shares are duly authorized shares of Class A Common Stock, $.01 par value per share of PSC, have been duly authorized for issuance under this Agreement, and when issued as contemplated by this Agreement will be validly issued, fully paid and nonassessable and free of statutory preemptive rights with respect thereto. Upon issuance in accordance with this Agreement, Sellers will receive good and valid title to the Shares free and clear of any Liens, except for those referred to in this Agreement. All issued and outstanding shares of capital stock of Acquisition Sub are owned by PSC.

         3.4 No Violation. The execution, delivery, and performance of the Buyer Documents by PSC and Acquisition Sub will not conflict with or result in the breach of any term or provision of, or violate, or constitute a default under any charter provision or bylaw or under any material agreement, instrument, order, law, or regulation to which either of them is a party or by which either of them is in any way bound or obligated.

         3.5 Governmental Consents. Except as required in connection with the HSR Act, the registration of the Shares with the Securities and Exchange Commission (the "SEC") and the listing of the Shares on the NYSE, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any Governmental Body is required on the part of either Buyer in connection with the transactions contemplated by the Seller Documents.

         3.6 SEC Reports. There is available on the SEC's EDGAR database a copy of each report, proxy statement or information statement filed by it since January 1, 1999, each in the form (including exhibits and any amendments thereto and all documents incorporated by reference therein) (collectively, the "SEC Documents") filed with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the applicable rules and regulations of the SEC thereunder, and none of the SEC Documents knowingly and recklessly contained any untrue statement of a material fact or knowingly or recklessly omitted to state a material fact required to be stated therein or necessary to make the statements made therein, under the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC prior to the date hereof. PSC is current in its filings with the SEC.

         3.7 Plan. Acquisition Sub has delivered to Sellers a true, correct and complete copy of the Perot Systems Corporation 1991 Stock Option Plan Amended and Restated as of February 25, 1999 (the "Plan"). The Plan is in full force and effect and has not been amended subsequent to such date. The shares of Common Stock to be granted pursuant to the exercise of the Options to be granted pursuant to Section 4.13 (collectively, the "Options") have been duly authorized and reserved for issuance, and such shares, when issued in accordance with the terms of the Option, will be legally and validly issued, fully-paid and non-assessable, and registered under the Securities Act of 1933, as amended (the "Securities Act"), qualified for issuance under all applicable state securities laws and listed for trading with the NYSE.

         3.8 Litigation. There are no pending or, to the knowledge of Buyers, threatened, lawsuits, administrative proceedings, or reviews, or formal or informal complaints or investigations by any Person that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

         3.9 Right to Conduct Business. Except as disclosed on Schedule 3.9, neither PSC nor any affiliate thereof has entered into any contract, agreement, commitment or understanding (whether written or oral) restricting the manner in which Acquisition Sub can operate its business.

         3.10 Brokers. Neither Buyer has incurred nor will it incur any liability for brokers' or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated by this Agreement.

                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS

         4.1 Conduct of Business. During the period commencing on the date of this Agreement and ending on the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms (the "Interim Period"), unless Buyers otherwise consent in writing, and except as otherwise specifically contemplated by this Agreement, the Company will (a) operate in the ordinary course of business of the Company and use its best efforts to preserve the goodwill of the Company and of its employees, customers, suppliers, Governmental Bodies, and others having business dealings with the Company; (b) not engage in any transaction outside the ordinary course of business of the Company, including without limitation by making any material expenditure, investment, or commitment or entering into any material agreement or arrangement of any kind; (c) except in the ordinary course of business of the Company, not increase the compensation level of any employee (other than the officers of the Company), or make any bonus payments or other distributions to any such employee; (d) not increase the compensation level of any officer of the Company or make any bonus payments or distributions to any such officer; (e) maintain all insurance policies and all Permits that are required for the Company to carry on its business; (f) maintain books of account and records in the usual, regular, and ordinary manner and consistent with past practices; and (g) use its best efforts not to take any action that would result in, or otherwise allow, a breach (as of the Closing) of the representations and warranties set forth in
Section 2.10.

         4.2 Access and Information. During the Interim Period, the Company will permit Buyers and their representatives to have reasonable access to the Company's directors, officers, employees, agents, assets, and properties and all relevant books, records, and documents of or relating to the business and assets of the Company during normal business hours upon reasonable advance notice and will furnish to Buyers such information, financial records, and other documents relating to the Company and its operations and businesses as Buyers may reasonably request. The Company will permit Buyers and their representatives reasonable access to the Company's accountants, auditors, customers, and suppliers for consultation or verification of any information obtained by Buyers and will use their best efforts to cause such Persons to cooperate with Buyers and their representatives in such consultations and in verifying such information. The Company will have the right to participate in any contact with such Persons.

         4.3 Supplemental Disclosure. During the Interim Period, the Company will promptly supplement or amend each of the Schedules to this Agreement with respect to any matter of which the Company or the Principal Shareholder becomes aware that arises or is discovered after the date of this Agreement that, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Schedules to this Agreement; provided that, for purposes of determining whether a breach exists with respect to any of the representations and warranties set forth in this Agreement, any such supplemental or amended disclosure will be deemed not to have been disclosed to Buyers unless Buyers otherwise expressly consents in writing.

         4.4 Assistance with Permits and Filings. During the Interim Period, Sellers will furnish Buyers with all information concerning Sellers that is required for inclusion in any application or filing made by Buyers to any Governmental Body in connection with the transactions contemplated by this Agreement, including, without limitation, the Registration Statement, and Buyers will furnish Sellers with all information concerning Buyers that is required for inclusion in any application or filing made by Sellers to any Governmental Body in connection with the transactions contemplated by this Agreement. Sellers and Buyers will fully cooperate to file the Notification and Report Form required by the HSR Act with the Federal Trade Commission and the Anti-Trust Division of the Department of Justice. Sellers will use commercially reasonable efforts to assist Buyers in obtaining any Permits, or any consents to assignment related thereto, that Buyers will require in connection with the continued operation of the Assets after the Closing.

         4.5 Fulfillment of Conditions by Sellers. Sellers will use their best efforts not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated by this Agreement and the Seller Documents not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by Sellers in this Agreement not to be true and correct as of the Closing. Sellers will take all reasonable steps within their power to cause to be fulfilled the conditions precedent to Buyers' obligations to consummate the transactions contemplated by this Agreement that are dependent on the actions of Sellers.

         4.6 Fulfillment of Conditions by Buyers. Buyers will use their best efforts not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated by this Agreement not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by Buyers in this Agreement not to be true and correct as of the Closing. Buyers will take all reasonable steps within their power to cause to be fulfilled the conditions precedent to the obligations of Sellers to consummate the transactions contemplated by this Agreement that are dependent on the actions of Buyers.

         4.7 Publicity. During the Interim Period, Buyers and Sellers will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. During the Interim Period, neither Buyers nor Sellers will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without giving the other party a reasonable opportunity to comment on such release or announcement in advance, consistent with applicable legal and stock market requirements.

         4.8 Transaction Costs. Buyers will pay all transaction costs and expenses (including legal, accounting, and other professional fees) that they incur in connection with the negotiation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including the filing fees required to be paid by Buyers under the HSR Act and the costs of any mortgagee policies of title insurance. Prior to the Closing, the Company will pay (a) all transaction costs and expenses (including legal, accounting, and other professional fees) incurred by Sellers in connection with the negotiation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including the filing fees required to be paid by the Principal Shareholder under the HSR Act; and (b) any transfer taxes (including sales, use, and deed taxes) associated with the transfer of the Assets to Acquisition Sub. Sellers will timely file a request for sales tax exemption under Pa. Stat. Ann. 72 Sec. 7240 on the bulk transfer of the Assets to Buyer.

         4.9 No-Shop Provisions. Each of Sellers hereby covenants and agrees that during the Interim Period (a) it will not, and will not permit any of its affiliates to, initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of the officers, directors, or employees of Sellers or any investment banker, financial advisor, attorney, accountant, or other representative retained by Sellers, or any of their affiliates to take any such action, and (b) Sellers will promptly notify PSC of all relevant terms of any such inquiries and proposals that the Company reasonably and in good faith determines to merit serious attention received by it relating to any of such matters, and if such proposal is in writing, Sellers will promptly deliver or cause to be delivered to PSC a copy of such proposal. For purposes of this Agreement, "Competing Transaction" means any of the following (other than the transactions contemplated by this Agreement) involving the Company: (a) any merger, consolidation, share exchange, business combination, or similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 5% or more of the assets used in the business of the Company; or
(c) any offer for 5% or more of the outstanding shares of capital stock of the Company.

         4.10 Nondisclosure. Sellers acknowledge and agree that all customer, prospect, and marketing lists, sales data, intellectual property, proprietary information, trade secrets, and other confidential information of the Company (collectively, "Confidential Information") are valuable assets constituting part of the Assets and, following the Closing, will be transferred to Acquisition Sub. Sellers agree to, and agree to use reasonable efforts to cause its representatives to, treat the Confidential Information, together with any other confidential information furnished to it by Buyers, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person (other than the

Company prior to the Closing or Buyers after the Closing). Prior to the Closing, Buyers agree to, and agree to use reasonable efforts to cause their representatives to, treat the Confidential Information as confidential and not to make use of such information for their own purposes or for the benefit of any other Person except in connection with the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing, each party agrees that it will not thereafter use any Confidential Information furnished to it by the other party for any purposes whatsoever or permit any such information to be made available publicly, except to the extent required by law, and that it will return any such written information to the other party upon request.

         4.11 Discharge of Retained Liabilities. Following the Closing, the Company will fully pay or otherwise discharge in full, prior to the due date therefor and otherwise in accordance with the terms thereof, all Liabilities of the Company except the Assumed Liabilities. This Section 4.11 will survive the Closing.

         4.12 Name Change. On the Closing Date, Sellers will file all documents necessary to change the Company's name to a name bearing no similarity to "Solutions Consulting," and Acquisition Sub will change its name to "Solutions Consulting."

         4.13 Employees.

                  (a) On the Closing Date, Acquisition Sub will offer full-time employment, subject to PSC's standard employment procedures, including without limitation satisfactory completion of background checks and execution of PSC's Associates Employment Agreement in the form agreed upon (the "Associates Agreement"), to the employees of the Company on the date of this Agreement (the "Transferred Employees"). The terms of employment for the Transferred Employees will be on substantially the same terms, with the same compensation and benefits, as are currently provided by the Company. The Associates Agreement for the President of the Company (the "President") will provide the same severance arrangement and permit the same outside activities as are set forth in the President's letter of agreement with the Company, a copy of which has been delivered to Buyers. With respect to any benefit plan providing health coverage, Acquisition Sub will provide substantially the same health coverage to the Transferred Employees commencing as of the Closing Date for covered expenses incurred on or after the Closing Date. To the extent allowed by Law, Acquisition Sub will waive any participation requirement, waiting period or pre-existing condition exclusion with respect to the Transferred Employees and will provide all Transferred Employees credit for all of their employment service with the Company for purposes of both participation and vesting requirements under all of Acquisition Sub's benefit plans (except under any option, stock or similar compensatory benefit plan), and, to the extent allowed by Law, any covered expenses incurred in calendar year 2000 prior to the Closing Date by such employees or their covered dependents shall be taken into account for purposes of satisfying any applicable deductible or co-insurance or maximum out-of-pocket contribution under Acquisition Sub's health plan. Nothing in this Agreement will be construed to require Acquisition Sub or PSC to continue the employment of the Transferred Employees for any particular time period nor to interfere with Acquisition Sub's or PSC's rights to discipline or terminate any Transferred Employee, to change the terms and conditions of any Transferred Employee's employment at any time, and to modify, amend, suspend, or terminate benefit plans at any time. This
         Section 4.13(a) will survive the Closing.

                  (b) PSC has granted to the Transferred Employees (or will grant before the Closing Date), under the Plan and subject to the execution of individual stock option agreements, options to purchase an aggregate of 5,900,000 shares of Common Stock, with an exercise price equal to the closing price for the Common Stock on the NYSE on the date of grant (the "Grant Date") and in substantially the form agreed by the parties on the date of this Agreement ("Standard Options"), in individual amounts specified by PSC to the Sellers (after consultation with Sellers)(with 20,000 Standard Options issued to each of the three
         (3) outside directors of the Company). Except as set forth in Section 4.13(d), any remaining Standard Options not granted by the Closing Date will be terminated, and will not be available for future grants.

                  (c) PSC has granted to the Transferred Employees (or will grant before the Closing Date), under the Plan and subject to the execution of individual stock option agreements, options to purchase an aggregate of 9,250,000 shares of Common Stock, with an exercise price equal to the closing price for the Common Stock on the NYSE on the Grant Date and in substantially the form agreed by the parties on the date of this Agreement ("Performance Options") (the Standard Options and the Performance Options collectively, the ("Employee Compensation")), in individual amounts specified by PSC to the Sellers (after consultation with Sellers)(with 30,000 Performance Options issued to each of the three (3) outside directors of the Company). Except as set forth in Section 4.13(d), any remaining Performance Options not granted by the Closing Date will be terminated, and will not be available for future grants.

                  (d) Simultaneously with the Closing, PSC will reserve 3,900,000 (plus an amount equal to the number of Standard Options and Performance Options that have not been granted by the Closing Date, if any; provided that the number of Performance Options cancelled under
         Section 4.13(c) will retain their characterization as such) shares of Common Stock under the Plan for new employees (the "Reserved Options"). Up to an agreed upon number of Reserved Options for a given position will be granted at the request of the management of Acquisition Sub at fair market value on the date of grant and containing a five-year vesting schedule, in accordance with Schedule 4.13(d). While no legal commitment of any nature is made hereby, additional options may be made available for grant by Acquisition Sub depending on Acquisition Sub's performance. This Section 4.13(d) will survive the Closing, but shall expire and be of no force and effect as of and following the Autonomy Termination Date (as defined in the Performance Options).

         4.14 Special Meeting. Sellers will take all action necessary in accordance with the Pennsylvania law and the articles of incorporation and bylaws of the Company, to call, as soon as is practicable, a meeting of its shareholders and such other security or equity holders of the Company having the right to vote on the transactions contemplated by this Agreement (the "Special Meeting") at which the shareholders and such other security or equity holders of the Company will consider and vote upon this Agreement and the transactions contemplated herein. The Principal Shareholder will vote his shares of capital stock of the Company in favor of this Agreement and the transactions contemplated herein.

         4.15 Filing and Authorizations. As promptly as practicable, Buyers and Sellers will make, or cause to be made, such filings and submissions under laws, rules and regulations applicable to it, including the HSR Act, as may be required by it to consummate the transactions contemplated herein, and will use their best efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Bodies necessary to be obtained by Buyers and Sellers, respectively.

         4.16 Registration Statement.

                  (a) PSC has prepared pursuant to all applicable Laws a registration statement on Form S-4 (the "Registration Statement") that it has filed with the SEC in connection with the issuance of shares of its Common Stock in transactions such as those contemplated by this Agreement, which Registration Statement has been declared effective under the Securities Act. PSC also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to issue the Shares. The Company agrees to furnish to PSC all information concerning the Company, officers, directors and stockholders as may be necessary in connection with the foregoing.

                  (b) During the Interim Period, PSC will advise the Company promptly after any supplement or amendment to the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threat known to PSC of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                  (c) At or prior to the Closing, PSC will cause the Shares to be listed on the NYSE.

         4.17 Non-Competition.

                  (a) The Company will use its best efforts to obtain:

                           (i) from each individual entitled to receive in
                  excess of $1,500,000 in aggregate Consideration (as defined below) (each such person, who is identified in a list provided to Buyers prior to the Closing, a "Significant Personnel") a non-competition agreement, which non-competition agreement will, among other things, cover the period commencing on the Closing Date and ending on the later to occur of (i) five (5) years after the Closing Date or (ii) two (2) years after such Significant Personnel ceases to be employed by Acquisition Sub, each such agreement to be in substantially the form agreed by the parties on the date of this Agreement (collectively, the "Five-Year Non-Competition Agreements") where "Consideration" means the portion of the Purchase Price such individual is scheduled to receive (with the Common Stock valued in the same manner as the value in Section 1.5(b) above); and

                           (ii) from each individual other than a Significant
                  Personnel entitled to receive in excess of $250,000 in aggregate Consideration (each such person, who is identified in a list provided to Buyers prior to the Closing, a "Key Personnel") a non-competition agreement, which non-competition agreement will, among other things, cover a period commencing on the Closing Date and ending two (2) years after the Closing Date, each such agreement to be in substantially the form of agreed by the parties on the date of this Agreement (collectively, the "Two-Year Non-Competition Agreements").

                  (b) The Principal Shareholder will execute and deliver a Five-Year Non-Competition Agreement.

         4.19 Adoption of Plan of Liquidation. Prior to the Closing Date, the Board of Directors of the Company will adopt a plan of liquidation in accordance with the laws of the state of its incorporation and submit such plan to the Shareholders.

         4.20 Distributions. Prior to the Closing, the Company will distribute $10,000,000 to its Shareholders.

         4.21 Headquarters Building. Prior to the Closing, the Company will sell to the Principal Shareholder or his designee the real estate and improvements owned by the Company and located in Cannonsburg, Pennsylvania (the "Headquarters Building") under the terms set forth in Schedule 4.21, and the Company will lease space in the Headquarters Building to serve as the primary office of Acquisition Sub in accordance with the terms set forth in Schedule 4.21.

         4.22 Distribution of Shares. The Company will promptly distribute the Shares to the Persons and in the respective share amounts set forth in a writing that refers to this Section 4.22 and acknowledged by Buyers prior to the Closing. Principal Shareholder will receive in excess of 50% of the Shares. Except as otherwise expressly contemplated in this Section 4.22, the Company will distribute the Shares only to Persons that sign a lock-up agreement in the forms agreed by the parties on the date of this Agreement, except that shares to be distributed to the ESOP and the Principal Shareholder's Grantor Retained Annuity Trust will only bear a restrictive legend that is substantively the same as set forth in the lock-up agreements. The Company will sign a lock-up agreement covering the period of time after its receipt of the Shares through its distribution of the Shares in accordance with this Section 4.22.

         4.23 Operations of Acquisition Sub.

         (a) At the Closing, Acquisition Sub will adopt the policies and procedures of the Company.

         (b) Without prejudice to the rights of any Person under the Performance Options, it is PSC's current intention to permit Acquisition Sub, during the period commencing on the Closing Date and ending on the Autonomy Termination Date, to be operated in substantially the same manner as the Company has operated prior to the Closing unless otherwise agreed by the Principal Shareholder or the President, except with respect to the issuance of securities (including debt securities), the consummation of any merger, consolidation, reorganization, disposition of material assets other than in the ordinary course of business of the Company, or similar transaction capital expenditures in excess of $300,000 in any fiscal year, or the amendment of its articles of incorporation or bylaws. Nothing contained in this provision shall serve to limit or restrict the legal rights of PSC with respect to Acquisition Sub.

         4.24 Exclusive Recourse. Notwithstanding any other provision of this Agreement, including, without limitation, Article VI, the sole and exclusive remedy, at law or equity, for any violation of any provision that could be construed to constrain or otherwise affect the sole and absolute right of Buyers or their affiliates to control and operate the Assets or the Acquisition Sub after the Closing (including, without limitation, the provisions of Sections 3.9, 4.13, and 4.23) will be the potential acceleration of Performance Options as contemplated by Section 2(f) of Exhibit A to the Performance Options and a potential "Change in Condition" pursuant to and as set forth in the Retention Agreement. No other rights, duties, liabilities, remedies, recourse, or obligations arise with respect to any party pursuant to any such provision under any theory, legal or equitable, including, without limitation, contract, tort, unjust enrichment, and strict liability. Notwithstanding the foregoing, the provisions of this Section 4.24 shall not apply to the covenant in Section 4.28.

         4.25 Allocation of Purchase Price. Buyers and Sellers will promptly appoint an accounting or appraisal firm reasonably acceptable to each party (the "Appraiser") to determine an allocation of the Purchase Price among the Assets. The Appraiser will be engaged to deliver a draft allocation within seven (7) business days prior to the Closing Date. Buyers and Sellers will act reasonably to agree to a final allocation which will be attached to the Agreement at Closing as Schedule 4.25. Buyers and Sellers will report the transactions contemplated hereby on all Tax Returns (including information returns and supplements thereto required to be filed by Buyers and Sellers under the Code) in a manner consistent with such final allocation, as may be adjusted in accordance with GAAP after the Closing, with the reasonable consent of the Representative (as defined in the Performance Options). This Section 4.25 will survive the Closing.

         4.26 Indemnification of Principal Shareholder. PSC will provide the Principal Shareholder with the full indemnification provided by applicable law in his capacity as an officer or director of Acquisition Sub (and, in the event that the Principal Shareholder fails to be an officer or director but remains an employee of Acquisition Sub, such indemnification as an employee to the same extent that the Principal Shareholder would be entitled to indemnification if he were an officer or director).

         4.27 Certain Costs. Principal Shareholder, on the one hand, and Buyers, on the other hand, will share equally any Losses (as defined in Section 6.1) arising from or relating to any Person with respect to whom Buyers waive the condition to Closing set forth in Section 5.1(m) (including, without limitation, any claims by any such Person).

         4.28 Ownership. Buyers covenant and agree that, notwithstanding any other provision of this Agreement, prior to an Autonomy Termination Date, Buyers shall not without the prior written consent of the Representative (as defined in the Performance Options) (a) take or permit to be taken any action that would result in Acquisitions Sub not being beneficially owned 100% by PSC or (b) allow or cause Acquisition Sub (i) to be merged or consolidated with any Person; (ii) to sell or otherwise dispose of all or substantially all of its assets; or (iii) to dissolve, liquidate, or cease to do business as a single entity unless Acquisition Sub is placed in a bankruptcy or insolvency proceeding.

                                    ARTICLE V
                               CLOSING CONDITIONS

         5.1 Conditions to Obligations of Buyers. The obligations of Buyers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Buyers in writing:

                  (a) All representations and warranties of the Company contained in this Agreement will be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, and Buyers will have received a certificate to such effect in form and substance satisfactory to Buyers executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

                  (b) Sellers will have performed and complied with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 1.7, and Buyers will have received a certificate to such effect in form and substance satisfactory to Buyers executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company and by Principal Shareholder.

                  (c) All necessary contractual and governmental consents, approvals, orders, or authorizations must have been obtained and all necessary contractual or governmental notices have been given (except with respect to Material Agreements that are terminable without cause upon ninety (90) days or less notice, and with respect to other agreements where to failure to obtain such consents, approvals, orders, or authorizations or to give such notice would not have a material adverse effect on the Assets). Without limiting the generality of the foregoing, (i) all filings pursuant to the HSR Act will have been made by Sellers, and their respective affiliates and the required waiting period under the HSR Act will have expired or been terminated without any threat or commencement of antitrust proceedings with respect to the transactions contemplated by this Agreement and (ii) the Registration Statement must have been declared effective by the SEC for at least 20 Business Days prior to the Closing.

                  (d) There will be no pending or threatened litigation in any court or any proceeding before or by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the other Seller Documents or the consummation of the transactions contemplated by this Agreement or as a result of which Buyers could be required to dispose of any assets or operations of the Buyers (including any material assets or operations acquired or to be acquired from the Company) or their affiliates or to comply with any material restriction on the manner in which the Buyers or their affiliates conduct their operations (including any operations acquired or to be acquired from the Company).

                  (e) The Company will have delivered to Buyers Associates Agreements executed by nine (9) of the top (10) individuals (to be mutually determined) who are to received the highest aggregate amount of Consideration pursuant to this Agreement, and at least 90% of the remaining Persons who are to receive consideration pursuant to this Agreement.

                  (f) The Company will have delivered to Buyers Five-Year Non-Competition Agreement executed by six (6) of the seven (7) Significant Personnel (to be mutually determined upon execution of this Agreement).

                  (g) The Company will have delivered to Buyers Two-Year Non-Competition Agreements, as applicable, executed by 90% of the Key Personnel.

                  (h) The Company will have delivered to Buyers a statement setting forth the total shareholder's equity of the Company as of February 29, 2000 (the "Shareholders Equity Statement"), as determined in accordance with GAAP in good faith by the Chief Financial Officer of the Company, which amount will not be less than $21,250,000 (the "Shareholders Equity Benchmark").

                  (i) The Company will have delivered to Buyers a statement setting forth the net working capital of the Company as of February 29, 2000 (the "Working Capital Statement"), as determined in accordance with GAAP in good faith by the Chief Financial Officer of the Company, which amount will not be less than $7,250,000 (the "Working Capital Benchmark").

                  (j) Principal Shareholder will have executed and delivered to Buyers a lock-up agreement in the agreed form.

                  (k) The Company will have delivered lock-up agreements executed by the Company and by each Person to whom Shares are to be distributed, as contemplated in Section 4.22, in the agreed form.

                  (l) Principal Shareholder will have executed and delivered a retention agreement in the form agreed by the parties on the date of this Agreement.

                  (m) The Company will have delivered to Buyers an irrevocable release, waiver and joinder agreement executed by each Person who is to receive consideration (Purchase Price or Employee Compensation) in the form agreed by the parties on the date of this Agreement (the "Joinder").

                  (n) The Company will have assigned to Acquisition Sub all in-force insurance policies, except builder's risk, directors and officers insurance and roll-off coverage. The in-force insurance policies will include commercial general liability, umbrella liability, automobile liability and physical damage, crime, property and workers compensation and employers liability.

                  (o) The Company must have delivered to Buyers a certificate of the secretary of the Company as to the items covered by Section 2.3.

                  (p) The Company must have delivered to Buyer a legal opinion of Sellers' counsel covering such legal matters as may be reasonably requested by Buyers.

                  (q) The Sellers will have executed and delivered to Buyers the other Seller Documents.

                  (r) The Buyers will have completed their due diligence investigation of the ESOP, the results of which indicate, to the satisfaction of Buyers in their reasonable discretion, that the Buyers will incur no more than $500,000 in Liabilities as a result of the provisions of Section 1.3(c).

                  (s) Prior to the Closing, each Person that has theretofore executed an Associates Agreement will confirm in writing that the reference therein to the "Company" includes the business of the Company under this Agreement.

         5.2 Conditions to Obligations of Sellers. The obligations of Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Sellers in writing:

                  (a) All representations and warranties of Buyers contained in this Agreement will be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, and Sellers will have received a certificate to such effect in form and substance satisfactory to Sellers executed on behalf of each Buyer by officers of each Buyer reasonably acceptable to Sellers.

                  (b) Buyers will have performed and complied with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 1.7, and Sellers will have received a certificate to such effect in form and substance satisfactory to Sellers executed on behalf of each Buyer by officers of each Buyer reasonably acceptable to Sellers

                  (c) All necessary governmental consents, approvals, orders, or authorizations must have been obtained and all necessary governmental notices must have been given. Without limiting the generality of the foregoing, all filings pursuant to the HSR Act will have been made by Buyers and their respective affiliates and the required waiting period under the HSR Act will have expired or been terminated without any threat or commencement of antitrust proceedings with respect to the transactions contemplated by this Agreement.

                  (d) Buyers will have delivered to Sellers a legal opinion of the Buyers' counsel covering such legal matters as may be reasonably requested by Sellers.

                  (e) Buyers will have executed and delivered to Sellers each other Buyer Document.

                  (f) The Shares will have been authorized for listing on the NYSE, the Registration Statement shall have been declared effective and shall have remained effective for at least twenty (20) Business Days and no stop order will be in effect with respect thereto and no proceeding for that purpose will have been initiated or, to the Knowledge of the Buyers, threatened by the SEC.

                  (g) Buyers will have delivered to Sellers a copy of the articles of incorporation and bylaws of Acquisition Sub.

                  (h) Buyers shall not have terminated the employment of any Transferred Employee prior to the Closing Date without the consent of the Company.

                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1 Indemnification of Seller Parties.

                  (a) Subject to the limitations set forth in Section 6.1(b) below, Buyers shall jointly and severally indemnify and hold harmless the Principal Shareholder, the Company, and the shareholders of the Company other than the Principal Shareholder (the "Other Shareholders") (the Principal Shareholder, the Company and the Other Shareholders collectively, the "Seller Parties") against the following liabilities, obligations, claims, losses, contingencies, damages (including enhanced damages with respect to intellectual property matters), costs, and expenses, including all court costs and reasonable attorneys' fees (exclusive of the Seller Parties' or the Buyers', as applicable, incidental and consequential damages) (together, "Losses").

                           (i) any Losses incurred by the Seller Parties
                  resulting from a breach of the representations and warranties of the Acquisition Sub set forth in Article III;

                           (ii) any Losses incurred by the Seller Parties
                  resulting from the operations of Acquisition Sub and/or use of the Assets subsequent to the Closing;

                           (iii) any Losses incurred by the Seller Parties
                  resulting from the Assumed Liabilities (except that with respect to an indemnification event which requires Buyers to make payment directly to Seller Parties, Buyers shall be entitled to exercise a right of setoff against amounts which the Seller Parties owe to Buyers pursuant to the provisions of
                  Section 6.3, regardless of the time limitations set forth in
                  Section 6.4);

                           (iv) all Indemnifiable Income Taxes (as hereafter
                  defined) with respect to the portion of the year 2000 commencing on January 1, 2000 and ending on the day immediately prior to the Closing Date (the "2000 Stub Year") and for calendar years 1999 and prior. As used herein, the term "Indemnifiable Income Taxes" means 80% of the income Taxes payable by such Seller Party (assuming a 43% combined Federal and state tax rate) solely as a result of any error by the Company that does not constitute a knowing and willful error (including any adjustment resulting from an audit) in computing its taxable income for the period in question. Without limiting the foregoing, "Indemnifiable Income Taxes"
                  (A) will not include failures by the Company to distribute sufficient cash to pay taxes; (B) will not include misallocation of taxable income among the shareholders of the Company; and (C) will be offset and reduced by any income Tax benefit (any refund or reduction of Taxes payable) of such Seller Party as a result of an error by the Company or as a result of increased basis in such Seller Party's capital stock of the Company resulting solely from any error that gives rise to an Indemnifiable Income Tax; and

                           (v) any Losses incurred by the Seller Parties arising
                  from the Company's or Buyers' licensing, sale, offers to sell or license, or any other use or exploitation of, the Intellectual Property, together with all improvements, enhancements, modifications or other derivative works based in whole or in part thereon, whether such uses occurred prior to the Closing or subsequent to the Closing (except that with respect to an indemnification event which requires Buyers to make payment directly to Seller Parties, Buyers shall be entitled to exercise a right of setoff against amounts which the Seller Parties owe to Buyers pursuant to the provisions of
                  Section 6.3 below, regardless of the time limitations set forth in Section 6.4 below).

                  (b) Limitations.

                           (i) The amount of Assumed Liabilities for which PSC
                  shall be liable under Subsection 6.1(a)(iii) above shall not exceed the sum of (A) all distributions and dividends (whether in cash or property) from Acquisition Sub to PSC or any affiliate of PSC (other than Acquisition Sub) and the difference between the tangible, monetary benefit received by PSC (or any affiliate of PSC)(other than Acquisition Sub) from any transactions between PSC (or any affiliate of PSC) (other than Acquisition Sub) and Acquisition Sub and the fair market value of any such transaction and (B) any other assets transferred from the Company to PSC (other than as contemplated in this Agreement) upon consummation of the transactions contemplated hereunder (the foregoing to have no effect on Acquisition Sub's obligations under Section 6.1).

                           (ii) In no event will the obligation of the Buyers to
                  indemnify the Principal Shareholder for the Assumed Liabilities set forth in Section 1.3(d) exceed $5,000,000.

                           (iii) In no event shall the aggregate amount for
                  which the Buyers are liable under Section 6.1(a)(iv) for the years 1999 and prior exceed $2,000,000, nor shall Buyers have any indemnification obligation under Section 6.1(a)(iv) if, and to the extent that, the Company had Knowledge of such Indemnifiable Income Taxes prior to the Closing (as such knowledge as defined in Section 7.10 hereof).

                           (iv) In no event will Buyers have any obligation to
                  indemnify Seller Parties for any Losses which are covered, to the extent covered, by insurance (excluding special purpose insurance purchased by Seller Parties (other than the Company prior to the Closing) for the express purpose of insuring risks related to this Agreement) or for which the Sellers collect claims against third parties (including, without limitation, rights of contribution or indemnification). Buyers will have no obligation to indemnify for any Loss under more than one subsection of Section 6.1(a). Notwithstanding the foregoing, the Seller Parties will not be entitled to indemnification with respect to any Claim (as defined in Section 6.6) in excess of the amount of the Loss, net of insurance recoveries or recoveries from third parties, if any, actually incurred by Seller Parties with respect to such Claim.

                           (v) Buyers will not assert in any manner whatsoever
                  adverse to a claim for indemnification by a Seller Party under the terms of this Article VI the breach or alleged breach of any representation or warranty in Article II, except that the foregoing will not limit the right of Buyers to indemnity under this Article VI or the right of Buyers to set off under
                  Section 6.1(a)(iii) or 6.1(a)(v).

         6.2 Indemnification for Excluded Liabilities. The Company shall indemnify and hold harmless Acquisition Sub for any Losses Acquisition Sub may suffer or incur as a result of or relating to the Excluded Liabilities set forth in Section 1.4(a).

         6.3 Indemnification of Acquisition Sub.

                  (a) Subject to the limitations set forth in Sections 6.3(b) and 6.3(c) below, the Shareholders and the persons holding options as of the date hereof to purchase capital stock of the Company (the "Optionholders") (collectively, the "Obligors") shall indemnify and hold harmless Acquisition Sub against the following Losses (collectively, the "Acquisition Subs' Indemnifiable Sum"):

                           (i) any Losses incurred by Acquisition Sub resulting
                  from a breach of the representations and warranties of the Company set forth in Article II;

                           (ii) any shortfall in the actual shareholders equity
                  of the Company as of February 29, 2000 (as determined in a manner consistent with the Company's past accounting practices) (the "Actual Shareholders Equity") below the Applicable Shareholders Equity (as hereinafter defined) (the "Shareholders Equity Shortfall"); provided, that Acquisition Sub will not be entitled to indemnification unless the amount of the Shareholders Equity Shortfall is at least $100,000, in which event the amount to be indemnified will equal the sum of $50,000 plus the amount of the Shareholders Equity Shortfall in excess of $100,000, where "Applicable Shareholders Equity" means the Shareholders Equity Benchmark (as defined in Section 5.1(h)) (unless the shareholders equity shown on the Shareholders Equity Statement is less than the Shareholders Equity Benchmark, in which event the "Applicable Shareholders Equity" shall equal the shareholders equity shown on the Shareholders Equity Statement); and

                           (iii) any shortfall in the actual working capital of
                  the Company as of February 29, 2000 (as determined in a manner consistent with the Company's past accounting practices) (the "Actual Working Capital") below the Applicable Working Capital (as herein defined) (the "Working Capital Shortfall"); provided, that Acquisition Sub will not be entitled to indemnification unless the amount of the Working Capital Shortfall is at least $500,000, in which event the amount to be indemnified will equal $250,000 plus the amount of the Working Capital Shortfall in excess of $500,000, where "Applicable Working Capital" means the Working Capital Benchmark (as defined in Section 5.1(i) below) (unless the working capital shown on the Working Capital Statement is less than the Working Capital Benchmark, in which event the "Applicable Working Capital" shall equal the working capital shown on the Working Capital Statement).

                  The Acquisition Subs' Indemnifiable Sum will not include any Losses to the extent covered, by insurance (excluding special purpose insurance purchased by Buyers for the express purpose of insuring risks related to this Agreement) or for which the Buyers collect claims against third parties (including, without limitation, rights of contribution or indemnification). The Obligors will have no obligation to indemnify for any Loss under more than one subsection of this
                  Section 6.3(a). Notwithstanding the foregoing, the Acquisition Sub will not be entitled to indemnification with respect to any Claim in excess of the amount of the Loss, net of insurance recoveries or recoveries from third parties if any, actually incurred by Acquisition Sub with respect to such Claim.

                  (b) Several Obligations. The obligations of the Obligors under this Section 6.3 shall be several (and not joint) as follows:

                           Principal Shareholder     32.5%
                           SBF                       32.5%
                           Other Shareholders        18.0%
                           SCI Optionholders         17.0%

         The obligations of each Obligor within each classification set forth above shall also be several (and not joint). The allocation of liability among the Other Shareholders shall be based upon the number of shares of common stock of the Company owned by each Other Shareholder as of the Closing; and the allocation of liability among the SCI Optionholders shall be based upon the Consideration paid to each such SCI Optionholder in such SCI Optionholder's capacity as such.

                  (c) Limitation on Amount.

                           (i) The Obligors shall have no obligation to pay any
                  Acquisition Subs' Indemnifiable Sum unless and until the aggregate Acquisition Subs' Indemnifiable Sum exceeds $2,000,000 (the "Threshold Indemnifiable Amount"), and then only to the extent that the Acquisition Subs' Indemnifiable Sum exceeds the Threshold Indemnifiable Amount.

                           (ii) In no event shall the maximum liability of the
                  Obligors collectively under this Article VI exceed Five Million Dollars ($5,000,000) (the "Collective Maximum Liability"). Accordingly, the maximum liability of each Obligor under this Article VI (the "Individual Maximum Liability") shall not exceed the Obligor's proportionate share of liability as determined in accordance with Section 6.3(b) multiplied by the Collective Maximum Liability (e.g., the Principal Shareholder's maximum liability under this Article VI shall not exceed $1,625,000 (32.5% of $5,000,000)).

                           (iii) Notwithstanding the foregoing:

                                    (A) the Principal Shareholder shall be
                           liable on a first dollar basis, and without regard to the Threshold Indemnifiable Amount or the Individual Maximum Liability, for Acquisition Subs' Indemnifiable Amounts arising under Section 6.3(a)(i) if and to the extent that the Principal Shareholder or WRM (as defined in Section 7.10) had actual knowledge (with no duty to investigate) of the inaccuracy of the applicable representation or warranty and, with fraudulent intent, allowed the Company to make such inaccurate representation or warranty. Principal Shareholder acknowledges that for the purposes of this Section 6.3(c)(iii)(A) an inaccuracy of any applicable representation and warranty is material and in an action based on this
                           Section 6.3(c)(iii)(A), reliance on an applicable representation or warranty is justified and Principal Shareholder will not assert to the contrary as a defense.

                                    (B) SBF (as defined in Section 7.10) shall
                           be liable on a first dollar basis, and without regard to the Threshold Indemnifiable Amount or the Individual Maximum Liability, for Acquisition Subs' Indemnifiable Amounts arising under Section 6.3(a)(i) if and to the extent that SBF had actual knowledge (with no duty to investigate) of the inaccuracy of the applicable representation or warranty and, with fraudulent intent, allowed the Company to make such inaccurate representation or warranty. SBF acknowledges that for the purposes of this Section 6.3(c)(iii)(B) an inaccuracy of any applicable representation and warranty is material and in an action based on this Section 6.3(c)(iii)(B) reliance on an applicable representation or warranty is justified and SBF will not assert to the contrary as a defense.

         6.4 Survival. The representations and warranties of the Company and Acquisition Sub made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement until March 31, 2001 ("Survival Deadline"); provided that any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 6.1(a)(i) or Section 6.3(a)(i) will survive until such claim is finally resolved if the party to be indemnified notifies the indemnifying party of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire under this Agreement. No claim for indemnification pursuant to Section 6.1(a)(i) or Section 6.3(a)(i) may be asserted by a party after the Survival Deadline. No claim under Section 6.3(a)(ii) or 6.3(a)(iii) may be made later than ninety (90) days after the Closing. Subject to the foregoing, all rights and obligations of all parties referenced in this Article VI will survive without limitation.

         6.5 Exclusivity.

                  (a) The representations and warranties (and the related Schedules thereto) set forth herein and in the closing certificates referenced in Sections 5.1(a) and 5.2(a) (the "Closing Certificates") are the sole and exclusive representations and warranties made by the Buyers and Sellers in connection with the transactions contemplated by this Agreement. Neither Buyers nor Sellers shall be deemed to have made any representation or warranty other than as expressly made herein or in the Closing Certificates, as applicable. Without limiting the foregoing, and notwithstanding any otherwise express representations and warranties made herein or in the Closing Certificates, as applicable, neither Buyers nor Sellers make any representation or warranty with respect to any other information or documents (financial or otherwise) made available to the other party or its counsel, accountants, advisors, or representatives.

                  (b) Except as otherwise expressly referred to in Section 4.24, the rights under this Article VI are the sole and exclusive remedies of the parties under this Agreement for any breach of any representation or warranty under this Agreement or for any misstatement of fact or omission to state any fact in connection with this Agreement and the transactions contemplated by this Agreement.

         6.6 Notice. Any party entitled to receive indemnification under this
Article VI (the "Indemnified Party") agrees to give prompt written notice to the party or parties required to provide such indemnification (the "Indemnifying Parties") upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a "Claim"), but the Indemnified Party's failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VI except to the extent that the Indemnifying Party is materially prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

         6.7 Defense of Claims. Buyers shall assume and control the defense of any Claims, including the employment of counsel reasonably satisfactory to the Obligors and the payment of expenses relating to such Claim, pending indemnification as provided herein, if applicable. No Buyer shall settle any Claim for which it will seek indemnification under Section 6.3(a) without the Principal Shareholder's consent (which consent shall not be unreasonably withheld) (and SBF's approval, if Acquisition Sub asserts or intends to assert that the Maximum Liability with respect to SBF is inapplicable), and the Obligors may employ separate counsel and participate in the defense of such Claim (but Buyers will not be responsible for the fees and expenses of such counsel).

         6.8 Miscellaneous. Except as expressly set forth in this Article VI, no third party shall have any rights under this Article VI or be subrogated to any party's rights hereunder.

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1 Termination. This Agreement and the transactions contemplated by this Agreement may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of Buyers and Sellers; or (b) by either Buyer, on the one hand, or Sellers, on the other hand, if a condition to performance by the terminating party under this Agreement has not been satisfied or waived prior to April 30, 2000; or (c) by Buyers, on the one hand, or Sellers, on the other hand, at any time, if there is pending or threatened litigation in any court or any proceeding before or by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated by this Agreement or as a result of which Buyers could be required to dispose of any assets or operations of Buyers (including any assets or operations acquired or to be acquired from the Company) or their affiliates or to comply with any restriction on the manner in which Buyers or their affiliates conduct their operations (including any operations acquired or to be acquired from the Company); provided that (i) Buyers may not terminate this Agreement if the Closing has not occurred because of Buyers' failure to perform or observe any of its covenants or agreements set forth in this Agreement or if Buyers are, at such time, in breach of this Agreement, and (ii) Sellers may not terminate this Agreement if the Closing has not occurred because of Sellers' failure to perform or observe any of their respective covenants or agreements set forth in this Agreement or if any of Sellers is, at such time, in breach of this Agreement.

         7.2 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 7.2):

         if to Buyers:                                            with copies to:
         ------------                                             --------------
         PSSC Acquisition Corporation                             Hughes & Luce, L.L.P.
         12404 Park Central Drive                                 1717 Main Street
         Dallas, Texas 75251                                      Suite 2800
         Attn: John Harper                                        Dallas, Texas 75201
         Telecopy: (972) 340-6100                                 Attention: Glen J. Hettinger, Esq.
                                                                  Telecopy: (214) 939-5849


         Perot Systems Corporation                                Hughes & Luce, L.L.P.
         12404 Park Central Drive                                 1717 Main Street
         Dallas, Texas 75251                                      Suite 2800
         Attn: Peter Altabef                                      Dallas, Texas 75201
         Telecopy: (972) 340-6085                                 Attention: Glen J. Hettinger, Esq.
                                                                  Telecopy: (214) 939-5849

         if to Sellers:                                           with copies to:
         -------------                                            --------------

         Solutions Consulting, Inc.                               Solution Consulting, Inc.
         370 Southpointe Blvd.                                    370 Southpointe Blvd.
         Canonsburg, Pennsylvania 15317                           Canonsburg, Pennsylvania 15317
         Attn: Sanford B. Ferguson                                Attn: William R. Miller, Esq.
         Telecopy: (724) 746-9247                                 Telecopy: (724) 746-9247

                                                                  and

                                                                  Kirkpatrick & Lockhart LLP
                                                                  1500 Oliver Bldg.
                                                                  Pittsburgh, Pennsylvania 15222
                                                                  Attn: David J. Lehman, Esq.
                                                                  Telecopy: (412) 355-6501


Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.

         7.3 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations under this Agreement, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

         7.4 Further Assurances. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement. Without limiting the foregoing, the Company will execute and deliver to Acquisition Sub such further instruments of conveyance and transfer as Acquisition Sub may reasonably request in order more effectively to convey and transfer the Assets to Acquisition Sub and to put Acquisition Sub in operational control of the business of the Company, or for aiding, assisting, collecting, and reducing to possession any of the Assets and exercising rights with respect to the Assets.

         7.5 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties, all of which together will constitute one and the same instrument.

         7.6 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement. References in this Agreement to Articles, Sections, Exhibits, and Schedules are to the Articles, Sections, Exhibits, and Schedules of this Agreement unless the context requires otherwise. Any matter referred to in a
Schedule in Article II will be deemed to be incorporated into all other Schedules to Article II and to have been disclosed to Buyers.

         7.7 Successors and Assigns; Assignment. This Agreement will bind and inure to the benefit of the parties named in this Agreement and their respective successors and assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated by any of Sellers or Buyers without the prior written consent of the other parties and any purported assignment or delegation will be null and void; except that Buyers may assign its rights under this Agreement to any direct or indirect wholly-owned subsidiary of PSC. This Agreement is not intended to confer any rights or benefits on any Person other than the parties to this Agreement, and to the extent provided in Article VI, the Buyer Parties and the Seller Parties; provided, that parties to the Joinder will be deemed to be third party beneficiaries to the covenant set forth in Section 4.28.

         7.8 Entire Agreement.

                  (a) This Agreement, the Buyer Documents, the Seller Documents, and the related documents contained as Schedules to this Agreement or expressly contemplated by this Agreement contain the entire understanding of the parties relating to the subject matter of this Agreement and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter of this Agreement. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought. The Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

                  (b) Each Seller acknowledges that:

                           (i) it has had the opportunity to visit with the
                  Buyers and meet with the officers and other representatives of the Buyers to discuss the business and the financial condition and operations of the Buyers, and

                          (ii) all materials and information requested by each
                  Seller have been provided to each Sellers' reasonable satisfaction.

                  (c) Each Seller acknowledges that it has made its own independent examination, investigation, analysis and evaluation of the Buyers.

                  (d) Each Seller acknowledges that it has undertaken such due diligence concerning the Buyers, including, without limitation, a review of the financial statements and other information available from the public filings of PSC with the SEC.

         7.9 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants under this Agreement, including its failure to take all required actions on its part necessary to consummate the transactions contemplated by this Agreement, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations under this Agreement.

         7.10 Knowledge. As used in this Agreement, "Company's Knowledge" means within the actual knowledge (without any duty to investigate) of the Principal Shareholder, SBF, William R. Miller ("WRM"), Jennifer Gula, P. --- Edward Muller, and Arthur Valentine.

         7.11 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

         7.12 Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.

         7.13 Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term "or" will not be interpreted as excluding any of the items described. The term "include" or any derivative of such term does not mean that the items following such term are the only types of such items.

         7.14 Arbitration. Any controversy, dispute, or claim arising under this Agreement will be finally settled by arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement. Notwithstanding any provision of the American Arbitration Association Commercial Arbitration Rules, any such arbitration will be conducted before and decided by three (3) arbitrators. The parties to the arbitration will request that the American Arbitration Association provide the parties with a list of seven (7) potential arbitrators composed of individuals that are former judges of the Chancery Court for the State of Delaware or the federal courts of such state. Each party will then strike from the list (taking turns, beginning with PSC) two (2) names. After the rights to strike are exercised, the individuals remaining on the list will be the arbitrators. Any such arbitration will take place in the City of Wilmington, Delaware. The arbitrators in any such arbitration will apply the laws of the State of Delaware and the United States of America. In any arbitration under this Agreement, this Agreement will be deemed to have been made in, and will be governed by and construed under the laws of, the State of Delaware and the United States of America. Any decision rendered by the arbitrators will be final and binding and judgment thereon may be entered in any court having jurisdiction or application may be made to such court for an order of enforcement as the case may require. The parties intend that this agreement to arbitrate be irrevocable and the exclusive means of settling all disputes under this Agreement, whether for money damages or equitable relief. If arbitration is invoked in accordance with the provisions of this Agreement, the prevailing party in the arbitration will be entitled to recover from the other all costs, fees, and expenses pertaining or attributable to such arbitration, including reasonable attorneys' fees.

         7.15 Partial Invalidity. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of such invalid, illegal, or unenforceable provision or provisions or any other provisions of this Agreement, unless such a construction would be unreasonable.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    PEROT SYSTEMS CORPORATION

                                    By:      /s/ PETER ALTABEF
                                             -----------------------------------
                                    Name:    Peter Altabef
                                    Title:   Vice President and General Counsel



                                    PSSC ACQUISITION CORPORATION

                                    By:      /s/ JOHN E. HARPER
                                             -----------------------------------
                                    Name:    John E. Harper
                                    Title:   Vice President and Treasurer



                                    SOLUTIONS CONSULTING, INC.

                                    By:      /s/ MARK G. MILLER
                                             -----------------------------------
                                    Name:    Mark G. Miller
                                    Title:   Chief Executive Officer




                                    /s/ MARK G. MILLER
                                    --------------------------------------------
                                    MARK G. MILLER




                                    /s/ SANFORD B. FERGUSON
                                    --------------------------------------------
                                    SANFORD B. FERGUSON